Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

EMBEDDED MICROSYSTEMS, INC.

(Seller),

W. ALLEN NANCE

and

MOLLY L. NANCE

(Shareholder)

and

REAL TIME SYSTEMS INC.

(Buyer),

a subsidiary of

BOLT TECHNOLOGY CORPORATION

4.17	Insurance Policies	18
4.18	Permits, Licenses, etc.	18
4.19	No Government Authorizations or Approvals Required	19
4.20	Products Liability, Warranty Claims	19
4.21	Litigation and Compliance with Laws	19
4.22	Extraordinary Events	20
4.23	Compliance with Law	20
4.24	Tax Returns	21
4.25	Liabilities	22
4.26	Conflicts of Interest; Affiliate Transactions	22
4.27	Broker’s Fees	22
4.28	Information Technology Systems	22
4.29	Absence of Certain Commercial Practices	22
4.30	Sufficiency of Assets	23
4.31	Material Information	23

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		23
5.1	Organization and Corporate Power	23
5.2	Due Authorization; Effect of Transaction	23
5.3	No Government Authorizations or Approvals Required	23
5.4	Broker’s Fees	23

ARTICLE VI. COVENANTS AND AGREEMENTS OF THE PARTIES		24
6.1	Retention of Employees	24
6.2	Expenses	24
6.3	Taxes	24
6.4	Confidentiality	24
6.5	Further Assurances	25
6.6	Access to Information	25
6.7	Encumbrances	25
6.8	Change of Name	25
6.9	Operation of the Business Prior to the Closing	25
6.10	Pre-Closing Investigation and Updating of Schedules	26
6.11	Publicity	27
6.12	No Solicitation	27
6.13	Survival of Covenants	27

ARTICLE VII. CONDITIONS TO CLOSING		27
7.1	Conditions to Obligations of Seller and Shareholder	27
7.2	Conditions to Obligations of Buyer	28

ARTICLE VIII. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION		30
8.1	Survival of Representations and Warranties	30
8.2	Indemnification by Seller	31
8.3	Certain Limitations	32
8.4	Indemnification by Buyer	32
8.5	Indemnification Procedures	32

ARTICLE IX. MISCELLANEOUS PROVISIONS		33
9.1	Notices	33
9.2	Assignment	34
9.3	Waiver and Amendment	34
9.4	Entire Agreement	35
9.5	Remedies	35
9.6	Interpretation and Construction	35
9.7	Third Parties; Amendment and Termination	35
9.8	Counterparts	35
9.9	Governing Law; Jurisdiction	35
9.10	Severability	36
9.11	Definition of Knowledge	36

EXHIBITS

Exhibit A – Assignment and Assumption Agreement
Exhibit B – Lease Assignment and Assumption Agreement
Exhibit C – Employment Agreement
Exhibit D – Non-Competition Agreement
Exhibit E – License Agreement
Exhibit F – Opinion of Seller’s Counsel

SCHEDULES

1.1(i)	Tangible Personal Property
1.1(ii)	Assumed Contracts
1.1(iii)	Assumed Leases
1.4(i)	Customer Prepayments and Deposits
2.2(c)	Closing Payments
2.4	Purchase Price Allocation
4.2	Qualifications to Do Business; Affiliates
4.4	Consents
4.5	Encumbrances and Lien Searches
4.6	Inventory
4.7	Contingent Liabilities; Transactions Outside of Ordinary Course of Business
4.8	Customers and Suppliers
4.9	Reserves for Accounts Receivable
4.10	Intellectual Property
4.11	Material Contracts and Arrangements
4.12	Personal Property Leases
4.13	Real Property
4.14	Environmental
4.15	Employee Benefit Plans
4.17	Insurance Policies
4.18	Permits
4.21	Litigation
4.22	Extraordinary Events
4.23	Undisclosed Liabilities
4.26	Conflicts of Interest, Affiliate Transactions
4.28	Information Technology

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated July 10, 2007 (the “Agreement”), by and between REAL TIME SYSTEMS INC., a Connecticut corporation (“Buyer”), EMBEDDED MICROSYSTEMS, INC., a Texas corporation (“Seller”), and W. ALLEN NANCE (“Nance”) and MOLLY L. NANCE, individuals with their principal residence at                                                               (“Shareholder”).

WITNESSETH:

WHEREAS, Seller is engaged in the business of producing controllers to air guns used in seismic exploration (the “Business”);

WHEREAS, Shareholder owns all of the issued and outstanding shares of Seller;

WHEREAS, Buyer is a wholly-owned subsidiary of Bolt Technology Corporation, a Delaware corporation; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, substantially all of Seller’s assets used or useful in the operation of the Business, and Seller desires to assign and Buyer desires to assume certain liabilities associated with the Business, on the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Assets to be Conveyed. Subject to and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, Seller hereby agrees to convey, sell, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase, as of the Effective Date (as defined in Section 3.1 below), all right, title and interest in and to all of the assets and properties of the Business and Seller, other than the Excluded Assets (as defined in Section 1.2 below), including without limitation the following (collectively, the “Purchased Assets”):

(i) the tangible personal property of Seller used or useful and necessary in the operation of the Business, including but not limited to hardware, personal computers, machinery, equipment, vehicles, tools, furniture, furnishings, fixtures, catalogs, goods, and other tangible personal property, together with the motor vehicle identified on Schedule 1.1(i), together with all warranties (express or implied), operating manuals and all tangible and intangible property related to the foregoing (“Tangible Personal Property”);

(ii) all rights under those agreements, contracts, and other instruments relating to the Business, whether written or oral, in effect on the Closing Date, including without limitation, those listed on Schedule 1.1(ii) and all rights under all sales and purchase orders relating to the Business, whether written or oral, in effect on the Closing Date (collectively, the “Assumed Contracts”);

(iii) all rights under those leases of personal property relating to the Business in effect on the Closing Date listed on Schedule 1.1(iii) (collectively, the “Assumed Leases”);

(iv) all patents and patent applications, trademarks, websites, domain names, trade names and service marks and registrations thereof and applications therefor, copyrights, registered copyrights and applications for copyright registration, know-how, trade secrets, inventions, designs, formulae, proprietary ideas or concepts, marketing data, computer software, licenses, databases, products, data and documentation and other proprietary rights and any tangible media relating to the foregoing (the “Intellectual Property”), including but not limited to all rights associated with the names “Real Time Systems” and the License Agreements (as defined in Section 4.10) and other Intellectual Property listed on Schedule 4.10, together with all causes of action, demands, judgments and claims of any nature relating to the Intellectual Property.

(v) all licenses, franchises, permits or other governmental authorizations affecting, or relating in any way to, the Business (to the extent the same are transferable);

(vi) all accounts receivable, other than the Excluded A/R as set forth in Section 1.2(v) below, notes receivable and trade receivables, billed and unbilled, of the Seller, including, without limitation, those listed on Schedule 4.9, and all related rights as of the Closing Date;

(vii) all inventory, including goods in transit, raw materials, work-in-process, finished goods, active job orders, and office and other supplies of Seller (the “Inventory”) as of the Closing Date;

(viii) all bank accounts, cash and cash equivalents on hand or in bank deposits and all certificates of deposit as of the Closing, subject to the provisions of Section 6.9(ix);

(ix) all prepaid expenses of Seller, except to the extent an Excluded Asset (as defined in Section 1.2 below);

(x) all rights under the Real Property Agreements (as defined in Section 4.13 below) described on Schedule 4.13, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such Real Property Agreements;

(xi) all security deposits deposited by or on behalf of Seller as lessee or sublessee under the Real Property Agreements and any other security deposits under the Assumed Contracts or Assumed Leases and any other security deposits of customers of Seller;

(xii) Seller’s current and prospective customer list and all customer and prospect data;

(xiii) all books, records, files and papers pertaining to the Purchased Assets and the Assumed Obligations (as defined in Section 1.4 below), whether in hard copy or computer format, including, without limitation, financial records and information, personnel files, sales and promotional literature, catalogs, photography, brochures, manuals and data, lists of present, former and prospective customers and all other marketing materials and correspondence;

(xiv) except as otherwise specifically provided herein, all other assets (other than Excluded Assets), properties, claims, credits, rights, choses in action, rights of set-off and interests of Seller relating to the Purchased Assets or the Business of every kind, nature and description whether or not disclosed herein and whether tangible or intangible, personal or mixed; and

(xv) all goodwill associated with the Business or the Purchased Assets.

1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, Seller shall not convey, sell, assign, transfer or deliver to Buyer, and Buyer shall not purchase, any of Seller’s or Shareholder’s right, title and interest in and to (the properties, assets and rights excluded by this Section 1.2 shall be referred to herein as the “Excluded Assets”):

(i) the corporate seal, minute books, charter documents and stock ledger of Seller;

(ii) the tax returns and records of the Seller and any tax refunds, credits or similar tax assets of Seller;

(iii) Seller’s prepaid insurance premiums to the extent not assignable to Buyer;

(iv) all rights to the name “Embedded Microsystems, Inc;”

(v) the accounts receivables listed on Schedule 1.2 (the “Excluded A/R”) and

(vi) Intellectual property rights for the following products: the HARP data logger, GPS Telemetry buffer and LCHEAPO data logger, provided however, that the operating system and all other intellectual property used by the Seller’s Marine EM data logger product is not part of the Excluded Assets.

1.3 Encumbrances. The Purchased Assets conveyed to Buyer on the Closing Date pursuant to this Agreement will be conveyed to Buyer free and clear of all Encumbrances (as defined in Section 4.5 below).

1.4 Assumed Obligations. Subject to and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, on the Closing Date, Buyer shall assume effective as of the Closing Date, to the extent they exist as of the Closing Date and are properly reflected on the Closing Date Balance Sheet (as defined in Section 2.3):

(i) liabilities, obligations and duties of Seller with respect to prepayments or deposits by customers of the Business, to the extent listed on Schedule 1.4(i);

(ii) the liabilities, obligations and duties of Seller under the Assumed Contracts, the Assumed Leases and the License Agreements (together with the Real Property Agreements, the “Assumed Agreements”) arising and to be performed on or after the Closing Date as provided in the Assignment and Assumption Agreement of Seller to be delivered by the parties at the Closing (the “Assignment”) in substantially the form of Exhibit A attached hereto, and excluding any obligations under such Assumed Agreements arising or to be performed prior to the Closing Date and excluding any obligations for Excess Costs (as defined in Section 1.5(v));

(iii) all obligations of Seller under the Real Property Agreements arising and to be performed on or after the Closing Date as provided in the form of Lease Assignment and Assumption Agreement to be delivered by Seller at the Closing for each Real Property Agreement (the “Lease Assignment”) in substantially the form of Exhibit B hereto, and excluding any obligations under the Real Property Agreements arising or to be performed prior to the Closing Date and excluding any obligations for Excess Costs (as defined in Section 1.5(iv) below;

(iv) all claims arising by reason of defective or non-performing goods or services provided by Seller prior to the Closing Date, whether based on contract (including obligations based on an implied warranty) or the negligence of Seller on a products liability theory or any other theory, absent fraud or gross negligence by Seller;

(v) all trade accounts payable and other accounts payable and accrued expenses of Seller incurred in the ordinary course of business;

(vi) other expenses incurred in the ordinary course of business consistent with past practices as reflected in the Financial Statements (as defined in Section 4.7).

All of the liabilities, obligations and duties referred to in this Section 1.4 are, collectively, the “Assumed Obligations”.

1.5 Non-Assumption of All Other Liabilities. Other than the Assumed Obligations and other than as expressly provided in this Agreement, Buyer shall not assume or agree to be responsible in any way for any liabilities or obligations of Seller, whether related to or independent of the Business or Purchased Assets. Seller hereby retains and remains responsible for, and the Assumed Obligations shall not include, any liabilities other than the Assumed Obligations. Without limiting the generality of the foregoing, Buyer shall not assume, and shall have no liability for, any of the following liabilities and obligations of Seller or Shareholder:

(i) all of Seller’s obligations and liabilities to or with respect to its employees (current or former), including liabilities for salaries, wages, commissions, bonuses, payroll taxes and withholding liabilities, vacation and holiday pay, unemployment, disability, severance, retirement or profit sharing benefits, all obligations under any Employee Benefit Plan and all other employee benefits or claims of employees;

(ii) any liabilities not reflected on the Closing Date Balance Sheet;

(iii) any sums of money or other liabilities owed by or obligations of Seller to any family member of Shareholder or any other Affiliates (as defined in Section 4.2 below) of Seller or Shareholder;

(iv) any costs, liabilities, indemnification obligations or expenses associated with the Assumed Agreements arising in connection with performance or lack of performance under such Assumed Agreements prior to the Closing Date, or required in connection with the assignment or order to obtain consent to such assignment (“Excess Costs”);

(v) other than with respect to the Assumed Leases that are capital leases, any Funded Debt of Seller (as defined in Section 4.11);

(vi) any liability or obligation of Seller or Shareholder arising out of or in connection with the negotiation and preparation of this Agreement, including, without limitation, legal and accounting fees, except as set forth herein; or

(vii) all sales and other tax obligations arising from the operations of the Business prior to the Closing Date or for periods prior to the Closing Date and all other obligations of Seller or Shareholder for Taxes (as defined in Section 4.24 below).

1.6 Non-Conveyed Items. Notwithstanding anything in this Agreement to the contrary and subject to Buyer’s right under Section 7.2 not to close as the result of the failure to obtain consent of a third party, in cases where any item included in the Purchased Assets cannot be transferred or assigned by Seller at Closing (the “Non-Conveyed Items”), Seller shall take all commercially reasonable steps and actions to provide Buyer with the benefit of such Non-Conveyed Items, including, but not limited to, (a) enforcing any rights of Seller arising with respect thereto or (b) permitting Buyer to enforce any rights arising with respect thereto as if such Non-Conveyed Items had been assigned to Buyer, so long as Buyer pays when due, or provides Seller with the funds to pay when due, all obligations of Seller arising after the Closing Date under the Non-Conveyed Items.

ARTICLE II

CONSIDERATION FOR THE ACQUISITION

2.1 Purchase of Purchased Assets. Subject to and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, Seller hereby agrees to convey, sell, assign, transfer and deliver to Buyer, free and clear of all Encumbrances, and Buyer hereby agrees to purchase, all of the Purchased Assets on the Closing Date (as defined in Section 3.1).

2.2 Purchase Price and Payment Terms.

(a) The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall consist of (i) Three Million Five Hundred Thousand Dollars ($3,500,000) in cash paid by Buyer at Closing (the “Cash Payment”), provided that Seller shall use the Cash Payment to pay certain liabilities and expenses of Seller as set forth in Section (c) and (d) hereof; (ii) an amount equal to the value of all tangible assets included in the Purchased Assets less current liabilities (the “Tangible Net Worth”), determined and paid in accordance with the procedure set forth in Section 2.3 below; and (iii) additional amounts calculated and paid by Buyer in accordance with Section 2.4 (the “Earnout Payment”).

(b) The Cash Payment shall be delivered by wire transfer of immediately available funds to an account or accounts of Seller specified by Seller in writing at least five (5) business days prior to the Closing Date.

(c) To the extent that Seller has not paid the following obligations prior to Closing, Seller shall direct Buyer to use the Cash Payment to pay in full at Closing (the “Closing Payments”): (i) the Funded Debt of Seller (excluding any capital leases that are Assumed Leases), (ii) any capital leases that are not assumed by Buyer, and (iii) the Excess Costs (as defined in Section 1.5(v)). The Closing Payments are set forth on Schedule 2.2(c) (including, to the extent applicable, the name of lender, aggregate principal balance of loans, the total amount of Excess Costs and pay-off information).

(d) To the extent Seller has not paid the following expenses through the Closing, Seller shall use the Cash Payment to pay in full at Closing: (i) accrued compensation benefits owed to employees of Seller, (ii) payroll taxes, withholding, income, sales or other taxes payable by Seller as of the Closing, (iii) Seller’s trade payables and accrued expenses past due as of the Closing Date according to vendor’s stated terms, and (iv) any other liability of Seller relating to the Business that is due as of the Closing and is not an Assumed Obligation, and shall provide Buyer with appropriate evidence of such payments.

2.3 Tangible Net Worth.

(a) Closing Balance Sheet. Within thirty (30) days after the Closing, Seller shall prepare or cause to be prepared and delivered to Buyer a balance sheet of Seller as of the Effective Date (the “Closing Balance Sheet”), which Closing Balance Sheet will set forth Tangible Net Worth calculation as of the Effective Date, prepared in such a manner to accurately reflect the Purchased Assets and current liabilities of Seller as of the Effective Date and prepared in a manner consistent with the Financial Statements.

(b) Buyer’s Response. Buyer shall notify Seller within fifteen (15) business days after receipt whether Buyer accepts or disputes the accuracy of the Closing Balance Sheet (“Buyer’s Response”). If Buyer’s Response accepts the accuracy of the Closing Balance Sheet or does not provide the Buyer’s Response within such fifteen business day period, the Closing Balance Sheet, including the calculation of the Tangible Net Worth set forth therein, shall be the Final Closing Balance Sheet. If Buyer’s Response disputes the accuracy of the Closing Balance Sheet, Buyer’s Response shall list any proposed corrections or changes to the Closing Balance Sheet and shall specify in reasonable detail Buyer’s reasons for such dispute. If Seller does not object to Buyer’s Response within fifteen (15) business days after receipt thereof, any proposed corrections or changes set forth in the Buyer’s Response shall be made to the Closing Balance Sheet, and such Closing Balance Sheet, as modified, shall be considered the Final Closing Balance Sheet.

(c) Disputes. If Seller disputes any item in Buyer’s Response that cannot be resolved by them within fifteen (15) business days after receipt by Seller of Buyer’s Response, the parties shall request a mutually acceptable regional or national certified public accounting firm (“Auditor”) to make a binding determination of the disputed items in accordance with this Agreement. The Closing Balance Sheet with those modifications determined by the Auditor to be appropriate shall be considered the Final Closing Balance Sheet. The parties shall bear their own expenses in connection with the post-closing adjustments and review, and shall bear equally the costs of the Auditor if one is utilized.

(d) Payment. Within ten (10) business days of determination of the Final Closing Balance Sheet, the Tangible Net Worth amount, (i) if positive, shall be paid by Buyer to Seller, or (ii) if negative, shall be paid by Seller to Buyer.

2.4. Earnout Payment. Buyer shall pay Seller an amount equal to (i) Thirty-Three Percent (33%) of Net Sales (as defined below) of the Business that are in excess of $2,000,000 and less than $2,500,000 and (ii) Twenty Percent (20%) of Net Sales of the Business in excess of $2,500,000, for each of the two (2) twelve-month periods beginning on or after the Effective Date (i.e. July 1 – June 30). “Net Sales” means the total sales price of goods billed to customers, less any taxes, duties, tariffs, freight charges, commissions, discounts or returns in the ordinary course of business. Any payment pursuant to this Section 2.4 shall be made within One Hundred Twenty (120) days following the completion of each of the twelve-month periods and shall be accompanied by a statement of Buyer setting forth the basis for the determination of the amount of the Earnout Payment. There will be no Earnout Payment for either of the twelve-month periods if Net Sales for the applicable twelve-month periods do not exceed $2,000,000.

2.5 Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the Purchased Assets as shown on Schedule 2.5 and agree that any and all tax returns and filings of Buyer, Seller or Shareholder shall be made on a basis consistent with such allocation.

2.6 Other Agreements.

(a) At Closing, Nance and Buyer shall enter into (i) an Employment Agreement with Buyer substantially in the form attached hereto as Exhibit C (the “Employment Agreement”), (ii) a Non-Competition Agreement, substantially in the form attached hereto as Exhibit D (the “Non-Competition Agreement”), and (iii) a License Agreement substantially in the form of Exhibit E, and Seller shall enter into (iv) the Assignment, the Lease Assignment, and such bills of sale, assignments of Intellectual Property and other instruments as are necessary or desirable to convey the Business and the Purchased Assets.

(b) This Agreement, the Assignment, the Lease Assignment, the Employment Agreement, the Non-Competition Agreement, the License Agreement, bills of sale, assignments of Intellectual Property or other instruments, and all other Seller Closing Documents (as defined in Section 7.2) shall be referred to herein as the “Transaction Documents.”

ARTICLE III

CLOSING DATE

3.1 Closing Date. The closing of the transactions contemplated herein shall be July 10, 2007 (or on such other day as the parties shall agree, which in no event shall be later than July 31, 2007) and shall take place at the offices of Buyer’s attorneys, or such other mutually agreeable location. Such closing shall be referred to herein as the “Closing,” and the date as of which the Closing occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties shall take such actions and execute and deliver such documents as contemplated under Article VII hereunder. Upon completion of the Closing, the purchase of the Purchased Assets and assumption of the Assumed Obligations shall be deemed to have occurred as of 12:01 a.m. July 1, 2007 (the “Effective Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

As an inducement to Buyer to enter into this Agreement, Seller and Shareholder hereby jointly and severally represent and warrant to Buyer that as of the Closing Date:

4.1 Authority; Binding Nature of Agreement. Each of Seller and Shareholder has the full legal right and power and all authority required by law to enter into this Agreement and the Transaction Documents to which it or he is a party and to perform their respective obligations hereunder and thereunder. Shareholder is the sole shareholder of Seller and there are no outstanding options, warrants, claims or rights of third persons with respect to any shares of the capital stock or any other interest in Seller. Each of Seller and Shareholder has duly executed and delivered this Agreement and each of the Transaction Documents to which it or he is a party and this Agreement and each of the Transaction Documents to which it or he is a party are the legal, valid and binding obligations of Seller and Shareholder enforceable against them in accordance with their terms.

4.2 Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller is duly qualified to transact business in each jurisdiction listed on Schedule 4.2. Such jurisdictions constitute all of the jurisdictions in which the conduct of the Business or ownership of the Purchased Assets requires such qualification. Seller has full corporate power and authority to own and sell the Purchased Assets and to carry on the Business. Seller has no Affiliates (defined as a person or entity that directly, or indirectly through one or more intermediaries controls or is controlled by, or under common control with Seller or Shareholder) except as set forth on Schedule 4.2. Seller owns or leases all of the assets which are utilized to carry on the Business and neither Seller nor any third person owns or controls or has any interest, direct or indirect, in any other entity necessary for carrying on such Business.

4.3 Organizational Documents. True and complete copies of the Seller’s certificate of incorporation by-laws, minutes, stock ledger and any other organizational documents, together with all amendments thereto to date, have been delivered to Buyer by Seller, and are complete and correct as of the date hereof. Seller is not in default in any respect in the performance, observance or fulfillment of any of the terms or conditions of any of such organizational documents.

4.4 No Conflicts; Consents.

(a) Neither the ownership nor use of the Purchased Assets nor the conduct of the Business conflicts with the rights of any other person or entity or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, breach or termination, right to accelerate, loss of rights under, or give rise to a lien, any term or provision of (a) any of the Assumed Agreements, (b) any mortgage, indenture, deed of trust or Encumbrance, lease, license or agreement or (c) any law, ordinance, rule, regulation, order, judgment or decree to which Seller is a party or by which Seller, the Business or any of its properties, assets or operations may be bound or affected or which might materially adversely affect Seller, the Business or any such properties, assets or operations.

(b) No agreement, instrument or understanding, nor any judgment, writ, injunction, decree, order, law, rule or regulation to which Seller or Shareholder is a party or by which Seller or Shareholder or any of their respective properties are bound or affected, has been or will be violated or breached by the execution and delivery of this Agreement or the performance or satisfaction of the Transaction Documents or any other agreement or condition herein contained upon its part to be performed or satisfied by Seller or Shareholder. Except as disclosed on Schedule 4.4, no consents or other authorization (“Consents”) are required for the Seller’s and Shareholder’s execution, delivery, performance and satisfaction of this Agreement and the Transaction Documents and the assignment and assumption of the Assumed Agreements, and all such Consents shall have been obtained on or before Closing Date. Except as set forth on Schedule 4.4, each of the Assumed Agreements is freely assignable (subject to Seller obtaining any required Consents set forth on Schedule 4.4) without cost or additional obligation to Buyer, other than the performance of the obligations arising after Closing.

4.5 Ownership of Assets. Except as set forth on Schedule 4.5, Seller owns and has good and marketable title to all of the Purchased Assets, other than leaseholds referred to in Section 4.12, free and clear of any liens, claims, charges, taxes, mortgages, pledges, security interests, equities, encumbrances or rights of any kind in third parties (collectively, “Encumbrances”). Seller has obtained for each jurisdiction in which Seller has property UCC-1 and lien, judgment and tax searches for Seller, true and correct copies of which are attached hereto as a part of Schedule 4.5. Such lien searches are accurate and complete and there are no Encumbrances on the Business or the Purchased Assets except as disclosed by such searches. All property and assets owned or utilized by Seller in the Business are in good operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), have been maintained in accordance with good industry standards and operating manuals, licenses agreements and the like, and are sufficient to carry on the Business as presently conducted. Upon delivery by Seller to Buyer of the Transaction Documents, Buyer will receive good and marketable title to the Business and the Purchased Assets, free and clear of any Encumbrances.

4.6 Inventory. All items of Inventory consist of items of a quality and quantity usable and saleable in the normal course of Seller’s Business at regular prices and terms within ninety (90) days of the Closing Date and are accurately reflected on Schedule 4.7. The book values of the Inventory do not exceed the replacement costs as of the Closing of the usable and saleable items therein, and the book values at which such inventories are carried reflect the inventory valuation policy consistently applied by Seller, the policy being to value Inventory on the basis of the cost (first-in, first-out).

4.7 Financial Statements. (a) Seller has delivered to Buyer: (A) the unaudited balance sheet of Seller, and the related statements of income and expense, retained earnings and cash flows, for the fiscal year ended December 31, 2006, and (B) a balance sheet and profit and loss statement of Seller as of March 31, 2007 (“Interim Date”) and a profit and loss statement for the period January 1, 2007 through March 31, 2007, each compiled and reviewed by Seller’s independent certified public accountant (collectively, the financial statements referred to in subparagraphs (A) and (B) above are referred to as the “Financial Statements”). The Financial Statements are true, correct and complete in all material respects and have been prepared in a manner to fairly and accurately present the assets, liabilities, results of operations and equity of Seller on an accrual basis at such dates and for such periods thereof, all in conformity with generally accepted accounting principles in effect from time to time within the United States of America (“GAAP”), consistently applied during the periods involved. There has not been any change since the Interim Date which has affected materially or adversely the results of the operations of Seller, and, no fact or condition exists, which might cause any material adverse change in the operations or financial condition of Seller. Schedule 4.7 sets forth all contingent liabilities or losses relating to the Business not specifically described in the Financial Statements and which are reasonably anticipated to exceed $5,000 individually or in the aggregate. Seller has disclosed to Buyer all material facts relating to the preparation of the Financial Statements, including the basis of accounting for affiliated transactions. Seller has maintained books and records in good order, accurately reflecting all transactions to be recorded thereon, and such books and records are true and complete and readily available since Seller’s incorporation and during the current fiscal year. Since March 31, 2007, Seller has not entered into any transaction or incurred any liability except in connection with the transactions described herein or in the ordinary course of business or as set forth on Schedule 4.7.

(b) Seller has delivered to Buyer unaudited projected statements of income for the Business for the period ending December 31, 2007 (the “Projections”), together with the assumptions used for such Projections. Such Projections have been prepared by Seller on a basis reasonably consistent with the basis historically used by Seller for Projections. Notwithstanding the foregoing, it is understood, and Buyer acknowledges, that the Projections are estimates only and that actual results may differ from projected results.

4.8 Customers; Suppliers. Except as set forth on Schedule 4.8 hereto, since December 31, 2005, there has not been any material adverse change in the relationship or course of dealing between Seller and any of its suppliers or customers. Listed on Schedule 4.8 are the ten (10) largest customers and ten (10) largest suppliers (by dollar volume) of Seller each for calendar year 2006 and through the Interim Date. No current customer of Seller has advised Seller that it (A) is terminating or considering terminating the handling of its business by Seller, as a whole or in respect of any particular project or service; or (B) is planning to reduce its future spending with Seller in any material respect.

4.9 Accounts Receivable. All customer and trade notes, fees and accounts receivable (collectively, “Accounts Receivable”) of Seller were (i) created in the ordinary course of business, (ii) are not subject to any discount, rebate, offset, defense or the like, (iii) are reasonably expected to be fully collectible in the aggregate to the extent of the aggregate face value thereof as indicated on the Financial Statements (subject to any reserves stated therein), and, (iv) no such Accounts Receivable of Seller are more than 60 days past due from their invoice date, except as described on Schedule 4.9. Schedule 4.9 contains a correct and complete list of the Accounts Receivable and sets forth the total amount of the reserve for accounts of doubtful collection currently shown on the Financial Statements and any subsequent changes therein, and the specific accounts and amounts for which Seller has allocated a portion of such reserves.

4.10 Intellectual Property. (a) Schedule 4.10: (i) lists all trademarks, service marks, tradenames, domain names, websites, copyrights and patents, included in the Intellectual Property, whether or not registered; (ii) specifies the jurisdictions in or by which any of such Intellectual Property items have been registered, filed or issued and describes all pending Intellectual Property applications; and (iii) contains a description of all contracts or licenses (the “License Agreements”) pursuant to which Seller has authorized any other person(s) to use Intellectual Property and any contract, license or arrangement pursuant to which Seller may use any Intellectual Property it does not own (other than standard end-user licenses for mass market products).

(b) The Seller has provided to Buyer complete and accurate copies of each of the License Agreements, all forms of end-user licenses for the products and services of the Business, and all applications, registrations and other material documents related to each item of Intellectual Property. Except as set forth on Schedule 4.10, Seller is the sole and exclusive owner of the Intellectual Property under Seller’s name and has the sole and exclusive right to use such Intellectual Property, and there are no patents, copyrights, trademarks, tradenames, processes, designs, formulae, inventions, ideas, or concepts which are used by or may be necessary to Seller which Seller is prohibited from using without royalty because of the ownership of any such patents, copyrights, trademarks, tradenames, processes, designs, formulae, inventions, ideas, or concepts being vested in third parties.

(c) Each of the License Agreements is in full force and effect, and there does not exist any actual or alleged condition or event which, after notice or lapse of time or both, would constitute a default by Seller or, to the best knowledge of Seller and Shareholder, by the other party, to any License Agreements. Seller has not received a notice of the termination of any such License Agreements prior to the expiration of the scheduled term thereof and Seller does not have any knowledge of the intent of a party to any such License Agreements to do the same. To the best knowledge of Seller and Shareholder, each of the License Agreements can be satisfied or performed by Seller without any material loss to it.

(d) No claim or demand by or against any third party exists pertaining to the Intellectual Property, no proceeding has been instituted or is pending by or against Seller or, to the best knowledge of Seller and Shareholder, threatened which for infringement or otherwise relates to any of the Intellectual Property. No claims, notices, or demands have been received by Seller concerning (i) infringement of any patent, copyright, or trademark, (ii) any unauthorized use of any name, process, trade secret, formula, invention, idea or concept, or (iii) any asserted unfair competition. None of the Intellectual Property is subject to any outstanding order, decree, judgment or stipulation and, to the best knowledge of Seller and Shareholder, none infringes upon or otherwise violates the rights of others or is being infringed by others.

(e) Neither the Seller nor the Purchased Assets are bound by, nor is any Intellectual Property subject to, any covenant or other agreement limiting or restricting the ability of the Seller to use, exploit, assert, or enforce any Intellectual Property anywhere in the world.

(f) Each person who is or was an employee or contractor of Seller and who is or was involved in the creation or development of any Intellectual Property has signed a valid, enforceable agreement containing an assignment to the Intellectual Property to Seller and confidentiality provisions protecting the Intellectual Property. No current or former employee or contractor of Seller has any claim, right (whether or not currently exercisable), or interest to or in any of the Intellectual Property.

(g) The Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Business or the Purchased Assets. Without limiting the generality of the foregoing, to the best knowledge of the Seller and Shareholder, no portion of the source code for any software owned or developed by the Seller has been disclosed or licensed to any escrow agent or other Person.

4.11 Material Contracts and Arrangements.

(a) Schedule 4.11 contains an accurate and complete list of the following agreements (whether written or oral) to which Seller is a party: (i) any contract or agreement for the purchase or sale of Inventory in excess of Five Thousand Dollars ($5,000); (ii) any contract or agreement for the purchase or sale of supplies, services or other items in excess of Five Thousand Dollars ($5,000); (iii) except to the extent listed on Schedule 4.11, any contract or agreement for the purchase, sale or lease of any equipment (excluding capital leases) in excess of Five Thousand Dollars ($5,000); (iv) any indenture, mortgage, note, letter of credit or other instrument relating to the borrowing or lending of money including, without limitation, any capital leases, any factoring arrangements or purchase order financing (collectively, along with all interest, fees, expenses and/or prepayment penalties associated therewith, the “Funded Debt”); (v) any contract or agreement that would limit Seller from entering any lines of business or any geographical area; (vi) any contract or agreement which is not terminable by Seller upon prior notice of ninety (90) days or less; (vii) any contract or agreement with independent distributors or sales representatives or similar agreements; (viii) any contracts relating to capital expenditures; (ix) any guarantee or other contingent obligation in respect of indebtedness or other obligations of any person; or (x) any other contract or agreement not made in the ordinary course of business.

(b) True, correct and complete copies of each contract listed on Schedule 4.11 have been previously delivered to Buyer. Each of such contracts has been entered into in the ordinary course of business, except as identified on Schedule 4.11. To the best knowledge of Seller, each of the contracts set forth on Schedule 4.11 calling for the sale of Inventory or performance of services can be satisfied or performed by Seller without any material loss to it. Each of such contracts is in full force and effect, and there does not exist any actual or alleged condition or event which, after notice or lapse of time or both, would constitute a default by Seller or, to the best knowledge of Seller, by the other party, to any written contract, agreement, lease, license, commitment, instrument or obligation. Seller has not received a notice of the termination of any such contract prior to the expiration of the scheduled term thereof and Seller does not have any knowledge of the intent of a party to any such contract to do the same. Neither Seller nor any employee or agent of Seller has entered into any enforceable agreement containing any prohibition or restriction of competition or solicitation of customers with any person, corporation, partnership, firm, association or business organization, entity or enterprise which is now in effect, other than those in favor of Seller.

(c) Schedule 4.11 also lists specifically each of the following described documents, the copies thereof heretofore delivered to Buyer being true and complete and including all amendments and supplements thereto and modifications thereof:

(i) Each inspection report, questionnaire, inquiry, demand or request for information (and each response thereto) received by Seller (other than those of general application and routinely received within the ordinary course of business) from any governmental body or administrative agency during the last five (5) years, and each statement, report or other document (other than those filed on a periodic basis in the ordinary course of business) filed during the last five years by Seller with any Federal, state or local governmental body or administrative agency (including, without limitation, environmental compliance agencies, Federal Trade Commission, Department of Justice, Department of Labor, and National Labor Relations Board); and

(ii) Each market survey, management study, engineering report, real estate appraisal or other special report or study concerning Seller submitted to Seller during the last five (5) years by any independent business, marketing, engineering or other consultant.

4.12 Personal Property Leases. Schedule 4.12 sets forth a complete and accurate list of each capital or operating lease for personal property to which Seller is a party (whether as lessor or lessee), and includes the name of each current lessor and lessee, and the dates of such lease and any amendment thereto. Except as set forth on Schedule 4.12, all leases set forth on Schedule 4.12 are valid and binding, in full force and effect, and enforceable in all material respects in accordance with their terms. There are no defaults or arrearages by Seller or, to the best knowledge of Seller and Shareholder, any default or arrearages by any other party to such leases, in the performance required thereunder and no waiver or indulgence has been granted by any of the lessors under such leases. Except as set forth on Schedule 4.12 or Schedule 4.4 (Consents), none of the rights of Seller under any such leasehold or other interest in the property will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by Buyer after the Closing without the consent or agreement of any other party.

4.13 Real Property. Seller does not own a freehold interest in any real property or any option or right of first refusal or first offer to acquire any real property except as set forth on Schedule 4.13. Schedule 4.13 contains a description of all real property which is leased, licensed or otherwise used by Seller, whether as office space, warehouse space, showroom or otherwise, and a list of all material contracts, agreements, concessions, leases, licenses, utilities, outside service arrangements, subleases and commitments to which Seller is subject relating to or affecting such real property or any interests therein used by Seller, or by which any real property used by Seller is bound or affected in any material respect, together with all amendments and supplements thereto and modifications thereof (the “Real Property Agreements”). Seller has delivered to Buyer true and complete copies of the Real Property Agreements. All of the Real Property Agreements are legally valid and binding and in full force and effect, and there are no defaults thereunder. To the best knowledge of Seller and Shareholder, the buildings, plants, improvements and structures located on the premises described on Schedule 4.13 and the present use thereof comply with all zoning laws, ordinances and regulations of governmental authorities having jurisdiction thereof and all such buildings, plants, improvements and structures are in a state of reasonable maintenance and repair and are in good operating condition. Seller has all easements, rights of ingress and egress, utilities, and outside service arrangements necessary for the conduct of the Business. Neither the whole nor any portion of any real property leased by Seller or occupied by and used by Seller has been condemned, requisitioned or otherwise taken or claimed by any public authority or private person and, to the best knowledge of Seller and Shareholder, there is no such condemnation, requisition or taking or claim threatened.

4.14 Environmental.

(a) To the best knowledge of Seller and Shareholder, Seller has all permits, licenses and other authorizations which are or will be required of Seller under all Federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, including but not limited to the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Toxic Substances Control Act, the Clean Water Act, the River and Harbor Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Clean Air Act, the Occupational Safety and Health Act, and the regulations promulgated thereunder, as all of the same may be amended from time to time (“Environmental Laws”). Seller is and has been in compliance in all material respects with the terms and conditions of all such required permits, licenses and authorizations, and all other limitations, restrictions, conditions, standards, prohibition, requirements, obligations, schedules and timetables contained in the Environmental Laws. There is no pending civil or criminal litigation, notice of violation or administrative proceeding relating in any way to the Environmental Laws (including without limitation, notices, demand letters or claims under any Environmental Laws) with respect to Seller. Neither Seller nor Shareholder suspects or believes that any civil or criminal litigation, notice of violation or administrative action relating in any way to the Environmental Laws with respect to Seller is threatened. There have not been and there are not any past or present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with any Environmental Law as in effect on the date hereof by Seller or which may give rise to any legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving Seller based on any violation or alleged violation of any Environmental Law.

(b) Schedule 4.14 contains a complete description of all past and current practices, contracts and agreements of Seller for disposal of materials and wastes (whether or not hazardous) generated by Seller and all of such wastes and materials have been disposed of in accordance with such practices, contracts and agreements. There has been no disposal by Seller, directly or indirectly, of any materials or wastes to, on or in any site currently listed or formally proposed to be listed on the National Priorities List under Superfund or any site listed or formally proposed to be listed as a major or priority cleanup site under any comparable state law.

(c) Schedule 4.14 lists (i) all environmental reports or assessments which have been performed on behalf of Seller, or to the best knowledge of Seller and Shareholder, on behalf of others, with respect to any real property currently or formerly owned or leased by Seller, and Seller has provided complete copies thereof to Buyer, and (ii) the actions taken by Seller in response to the recommendations contained therein. To the best of Seller’s and Shareholder’s knowledge, there is no condition existing at or under any real property leased or otherwise utilized by Seller which requires or warrants remediation under applicable Environmental Laws, and such property is free of asbestos or urea formaldehyde foam.

4.15 Employees; Labor Matters.

(a) Schedule 4.15 annexed hereto sets forth the name and position of each employee of Seller employed in the Business and the total compensation received by each such employee during the most recently completed calendar year (and further specifies which employees are parties to employment agreements with Seller), the current annual rate of compensation payable by Seller to each such employee, and current fringe benefits, bonus or other form of extra compensation paid or payable by Seller to or for the benefit of each such person. Neither Seller nor Shareholder is aware that any employee intends to terminate his/her employment with Seller. Neither Seller or Shareholder, nor, to the best knowledge of Seller and Shareholder, any employee of Seller, is a party to or bound by any contract, or subject to any restrictions (including, without limitation, any non-competition restriction) that would restrict the right of such person to be employed by or to participate in the affairs of Buyer or the Business.

(b) Schedule 4.15 annexed hereto describes the established and announced policies of Seller with respect to vacations (and the accrual thereof), sick pay, severance or retirement pay, if any, and all insurance coverages, provided or made available to employees. Seller has provided Buyer with all employee manuals currently or previously in effect. Seller does not have any independent contractors, consultants or other non-employees rendering services to it other than pursuant to the listing of such non-employees or the agreements specified on Schedule 4.15 and no proceeding has been brought or claim made or threatened to reclassify any such independent contractor, consultant or non-employee as an employee. Seller has no obligations to any former employees except as set forth on Schedule 4.15.

(c)(i) Seller is not and has not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against Seller is pending or has ever been filed against Seller before any governmental or regulatory authority; (iii) since inception of the Business, Seller has not experienced any work stoppage due to labor disagreements, any material labor dispute, or, to the best knowledge of Seller and Shareholder, any union organization attempt in connection with the Business, and there is no organized labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of Seller and Shareholder threatened against or involving Seller; (iv) there are no labor unions representing or, to the best knowledge of Seller and Shareholder attempting to represent the employees of Seller; (v) no claim or grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the best knowledge of Seller and Shareholder, no such claim or grievance has been threatened; (vi) no collective bargaining agreement is currently being negotiated by Seller; and (vii) except as set forth on Schedule 4.15, Seller has taken all reasonable steps to comply with all applicable laws regarding Seller’s treatment and relationships with its independent contractors and subcontractors to ensure that such independent contractors and subcontractors will not be deemed or construed by the Internal Revenue Service to be employees. No employee has made any complaints with respect to employment with Seller based on hostile work environment, sexual harassment, unsafe or unhealthy work environment, discrimination or any similar complaints. There is no legal action, suit, proceeding or claim pending or, to the best knowledge of Seller and Shareholder, threatened between Seller and, or with any governmental or regulatory authority with respect to, any of his employees, former employees, agents, former agents, job applicants or any association or group of any of employees.

(d) Seller has taken all reasonable steps to comply with applicable provisions of Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 623(a)(1), the Americans with Disabilities Act, 42 U.S.C. § 12010 et seq. and other applicable Federal, state and local employment-related laws with respect to Seller’s employees and Seller has verified the employment eligibility of all employees and completed a Form I-9 (Employment Eligibility Verification Form) in accordance with the provisions of 8 C.F.R. § 274a.2 and otherwise is in compliance with the Immigration Reform and Control Act of 1986, 8 U.S.C. § 1324a, as amended.

4.16 ERISA. Seller has complied and currently is in compliance, both as to form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable laws with respect to each Employee Benefit Plan (and related trust, insurance contract, or fund) or any material fringe benefit plan or program which is maintained or has been established by Seller or to which Seller contributes or is required to contribute. “Employee Benefit Plan” means any qualified or non-qualified employee welfare benefit plan (as defined in Section 3(1) of ERISA (“Welfare Plan”)) and each employee pension benefit plan (as defined in

Section 3(2) of ERISA (“Pension Plan”)). Schedule 4.16 lists all Welfare Plans and Pension Plans of Seller currently in effect. All material documents, reports, descriptions and statements with respect to any Pension Plan or Welfare Plan which are required to be filed with any government agency have been timely filed or have been timely distributed to the appropriate persons and correct and complete copies have been delivered to Buyer. Each Pension Plan and related trust is qualified within the meaning of Sections 401(a) and 501(a) of the Code, respectively. With respect to each Pension Plan, Seller has obtained a favorable determination letter as to qualification under Section 401(a) of the Code and copies thereof have been forwarded to Buyer. With respect to any Pension Plan or any Welfare Plan, neither Seller or Shareholder, nor any fiduciary of any such plan (as described in Section 21(A) of ERISA) has been engaged in any transaction in violation of Section 404 of ERISA, Section 406 of ERISA (for which no exemption exists under Section 408 of ERISA), or Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or (d) of the Code) which would subject Seller or any such fiduciary to any tax, penalty or liability under Section 4098 of ERISA or Section 4975 of the Code. Seller has timely made all contributions required under the terms of any Pension Plan, any Welfare Plan and any related agreement. The fair market value of the assets held to fund any Pension Plan which is a defined benefit plan as defined in Section 3(35) of ERISA, exceeds the actuarial present value of all accrued benefits (both vested and non-vested) under such Pension Plan, and such valuation has been determined in accordance with the Pension Benefit Guaranty Corporation (“PBGC”) methods, factors and assumptions applicable thereto. No Pension Plan has an accumulated funding deficiency as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived and each Pension Plan has been funded in accordance with the minimum funding standards of ERISA and the Code. Seller has paid all premiums (and interest charges and penalties for late payment, if applicable) due PBGC with respect to each Pension Plan subject to Title IV of ERISA. A Reportable Event referred to in Section 4043(b) of ERISA has not occurred with respect to any Pension Plan subject to Title IV of ERISA. Seller has not taken any action nor has made any filing with the PBGC or the Internal Revenue Service to terminate any Pension Plan. Seller has no knowledge of any event or condition referred to in Section 4042(a) or 4043 of ERISA which presents a material risk of termination of any Pension Plan by the PBGC. No proceeding or other action has been initiated (or threatened) by the PBGC to terminate any Pension Plan, and no written notice has been given to Seller of an intention to commence or seek commencement of any such proceeding or action. Seller does not maintain or contribute or has ever maintained or contributed to any Welfare Plan for current or future retired or terminated employees, their spouses or dependents (other than in accordance with Code Section 4980B).

4.17 Insurance Policies. Schedule 4.17 is a schedule of all insurance policies or binders (including life insurance) maintained by Seller. All such policies are in full force and effect and all premiums that have become due have been currently paid. Seller has not received any notice of cancellation or non-renewal of any such policy or binder. Except as set forth on Schedule 4.17, Seller has not filed for any claims against any of its insurance policies within the last five (5) years.

4.18 Permits, Licenses, etc. Seller possesses and has the right to use all governmental and private permits, licenses, consents, franchises, waivers and other authorizations required to exercise full dominion and control over its assets and to carry on the Business as now conducted (the “Permits”) without any conflict or alleged conflict or infringement with the rights of others and subject to no Encumbrance. All such Permits necessary to the operation or existence of Seller or the Business are listed on Schedule 4.18 hereto. Each Permit is valid and in full force and effect, is fully transferable to Buyer without notice, consent or application for a new Permit except as set forth on Schedule 4.18, and will not otherwise be terminated, adversely affected, required to be transferred or otherwise subject to governmental approval by the transactions contemplated hereby.

4.19 No Government Authorizations or Approvals Required. No authorization or approval of, or filing with, any governmental body (other than routine report filings) is required in connection with Seller’s and Shareholder’s execution and delivery of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.20 Products Liability, Warranty Claims.

(a) No action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission is or at any time in the past has been pending or, during the last five (5) fiscal years or the current fiscal year, to the best knowledge of Seller, threatened against or involving Seller relating to any product alleged to have been manufactured or sold by Seller and alleged to have been defective or improperly designed or manufactured, nor, to the best knowledge of Seller and Shareholder, is there any basis for any such action, suit, inquiry, proceeding or investigation (whether or not such action, suit, inquiry, proceeding or investigation would be barred by workers’ compensation laws or similar laws).

(b) Schedule 4.20 sets forth (i) the warranties provided by Seller on its products and services as currently in effect and as previously provided since January 1, 2001, and (ii) all warranty claims or other customer complaints which are pending, or were asserted at any time after January 1, 2001 and subsequently resolved at a cost or value in excess of $1,000.

4.21 Litigation and Compliance with Laws. Except as listed on Schedule 4.21, there are no suits, grievances, complaints, charges, proceedings, claims or investigations now pending by or against, or, to the best knowledge of Seller, threatened by or against Seller, Shareholder, any officer, director or employee of Seller, at law or in equity, including, without limitation, any voluntary or involuntary proceedings under any applicable state or Federal bankruptcy laws, or before or by any governmental department, office, commission, board, agency, referee, instrumentality or arbitrator (whether domestic or foreign), which involves a claim or demand for any judgment, decree, or liability, action or injunction against an action, whether or not fully covered by insurance, in connection with the business, affairs, properties or assets of Seller and, to the best knowledge of Seller and Shareholder, no act, fact, circumstance, event or condition occurred or exists which is a basis for a probable assertion of any such suit, grievance, complaint, charge, proceeding or investigation. To the best knowledge of Seller and Shareholder, Seller is, and at all times has been, in compliance with all laws, governmental rules and regulations applicable to its business, affairs, properties and assets. Schedule 4.21 hereto sets forth each such suit, action, claim, proceeding or investigation or inquiry, of a type referred to in this Section 4.21 pending at any time during the last five (5) completed calendar years or the current calendar year. There is no outstanding order, writ, injunction or decree of any court, administrative agency or governmental body or arbitration tribunal against or affecting Seller or Seller’s liabilities, properties, financial condition, results of operations or prospects. Neither Seller, Shareholder, nor any officer, director or employee of Seller, is charged or, to Seller’s and Shareholder’ s best knowledge, threatened with or is under investigation with respect to, any violation of any provision of any Federal, state, municipal or other law or administrative rule or regulation relating to any aspect of the Business or the Purchased Assets or is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any Federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department. Except as listed on Schedule 4.21, Seller has not received, nor, to Seller’s and Shareholder’s best knowledge, is about to receive, any notice, order or the like from any governmental authority, requiring or recommending Seller make any change in the operation, method of operation, buildings, equipment, employees or any other aspect of Seller.

4.22 Extraordinary Events. To the best knowledge of Seller and Shareholder, Seller at all times has conducted the Business in compliance with all applicable laws and in a prudent and ethical manner. Since December 31, 2005, Seller has conducted the Business in the ordinary course of business consistent with past practice and, except as disclosed on Schedule 4.22, Seller has not sold or otherwise disposed of any material assets of Seller, except Inventory held for sale and sold or to be sold in the ordinary course of business. Since December 31, 2005, there has not been, except as disclosed on Schedule 4.22, (i) any adverse change in the condition (financial or otherwise) of Seller, the Purchased Assets, the Business or the properties, liabilities, results of operations, or prospects of the Seller or the Business, except changes in the ordinary course of business which have not in any one case or in the aggregate been material; (ii) any damage, destruction or loss or interruption of or interference with the Business (whether or not covered by insurance) materially affecting the properties, liabilities, financial condition, results of operations or prospects of Seller, the Purchased Assets or the Business; (iii) any change in the accounting methods or practices, other than as required by law, used to determine the financial condition of Seller and the results of its operations, including without limitation, any change in depreciation or amortization policies or rates theretofore adopted; (iv) any sale, lease, abandonment or other disposition by Seller of any interest in property used in or held for use in Seller, or, other than in the ordinary course of business, of any machinery, equipment or other operating property used in or held for use by Seller; (v) any change in the compensation arrangements, including benefits and bonuses, paid or payable to employees of Seller except raises in the ordinary course of business consistent with past practices; (vi) any transfer or termination of any consultant or key employee of Seller; or (vii) any other occurrence, event or condition which materially affects or may reasonably be expected to materially affect the liabilities, properties, financial condition, results of operations or prospects of Seller.

4.23 Compliance with Law. Seller, the Business and the Purchased Assets are in compliance in all material respects with all applicable laws, rules and regulations currently in effect. Seller does not know of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Business, or the Purchased Assets and which might materially adversely affect the Business, the Purchased Assets or its operations or prospects, either before or after the Closing.

4.24 Tax Returns.

(a) The provisions for taxes shown on the Financial Statements were or will be sufficient to satisfy all income, gross receipts, franchise, excise, license, employment, occupation, environmental, property, capital stock, profits, registration, value added, sales and use taxes, or other tax of any kind whatsoever, governmental charges, duties, assessments, impositions, penalties, interest and fines due or which might lawfully be due, to the United States or any foreign taxing authority or any state, county, city or agency of any of the foregoing (“Taxes”) and all assessments received by Seller for all periods ended on or prior to the date of the most recent Financial Statements. As of the date hereof, no Taxes payable by Seller or Shareholder (with respect to Shareholder’s ownership interest in Seller) are past due, no tax liabilities have been assessed or proposed which remain unpaid, and neither Seller nor Shareholder is aware of any basis upon which any assessment for additional Taxes could be made against Seller or Shareholder. In addition, Seller has not signed any extension agreement with the Internal Revenue Service or any other government entity or taxing authority or given a waiver of a statute of limitations with respect to the payment of Taxes. Seller and Shareholder (with respect to Shareholder’s ownership interest in Seller) have filed or obtained extensions of time to file all income tax returns and all state, local and foreign income, franchise, sales, use, excise or similar tax returns and all real property tax returns which were required to be filed as of the date hereof and all such tax returns that Seller and Shareholder had to file were correct and complete in all material respects. The information shown on the Federal income tax returns of Seller filed by Seller for years 2004 through 2005 heretofore delivered to Buyer is accurate and complete in all material respects and fairly presents the information purported to be shown. The Federal income tax returns of Seller have not been examined by the Internal Revenue Service or any state governmental body during the period from its incorporation or during the current calendar year. There are no suits, actions, claims, investigations, inquiries or proceedings now pending or, to Seller’s or Shareholder’s best knowledge, threatened against Seller or Shareholder nor are there any matters under discussion with any governmental authority relating to Taxes, nor are there any claims which might reasonably be asserted by any such authority for payment of additional Taxes. There are no liens or security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes.

(b) Seller has paid all unemployment and disability contributions due and owing and has accrued for any amounts not yet due and owing in respect of the services rendered by employees of Seller. All Taxes or other amounts which Seller is required by law to withhold or collect have been duly withheld or collected and to the extent required have been paid over to the proper governmental authorities on a timely basis or if not yet due, properly reflected as an obligation on the most recent Financial Statements. Seller has not made any payments, nor is obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G.

4.25 Liabilities. Except as disclosed on Schedule 4.25, Seller has no debts or liabilities of any nature, whether accrued or not, absolute or contingent, due or to become due or otherwise, and there is no basis for assertion against Seller of claims for any debts or liabilities, other than (i) those set forth on the Financial Statements; and (ii) liabilities incurred since the Interim Date in the ordinary course of business which are not in the aggregate material. No event has occurred which constitutes, or which with the giving of notice or the passage of time or both would constitute, a material breach or default in respect of the terms or conditions of any such liability and no waiver or forbearance has been granted by any holder of any such liability with respect thereto.

4.26 Conflicts of Interest; Affiliate Transactions. Except as set forth on Schedule 4.26:

(a) Neither Shareholder nor any officer, director, employee, independent contractor or Affiliate of Seller, or any other person or entity has, claims to have or has a reasonable basis on which to claim to have (a) any interest in the Purchased Assets or in the Business of Seller, or (b) any contract, commitment, arrangement or understanding with Seller.

(b) There are no agreements or understandings with any family member of Shareholder or Affiliate of Seller with respect to the Business or any of the Purchased Assets or its properties or operations. The Business does not use any assets or rights of any family member or Affiliate of Seller. The Business does not employ any person or have any independent contractor, representative or agent who is a family member of Shareholder or Affiliate of Seller.

4.27 Broker’s Fees. Seller has not paid, nor will Seller become obligated to pay, directly or indirectly, any fee or commission to any broker, realtor, finder or intermediary for or on account of the transactions contemplated herein.

4.28 Information Technology Systems. To the best knowledge of Seller and Shareholder, the information technology systems used in the Business by Seller are in good operation, condition and repair, capable of performing the functions for which such systems are currently and normally used by Seller and all required maintenance has been consistently performed with such systems. Seller possesses all software licenses necessary to conduct the Business as presently conducted.

4.29 Absence of Certain Commercial Practices. Neither Shareholder nor Seller or any officer, director, employee or agent of Seller or other person acting on behalf of Seller has given or agreed to give any gift or similar benefit of value to any client, customer, supplier, governmental employee or official or any other person who is or may be in a position to help, hinder or assist Seller or the person giving such gift or benefit in connection with any actual or proposed transaction relating to the Business. No such gift or benefit is required in connection with the Business to avoid any fine, penalty cost, expense or adverse effect to the Business or the Purchased Assets.

4.30 Sufficiency of Assets. The Purchased Assets constitute property sufficient for Buyer subsequent to the Closing to continue to conduct the Business as currently conducted.

4.31 Material Information. Seller and Shareholder have disclosed to Buyer all facts material to the Purchased Assets, Seller, the Business and its liabilities, financial condition, results of operations and prospects. Neither the Financial Statements nor this Agreement, including the schedules hereto, nor any other document furnished by Seller to Buyer contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or which is necessary to make the statements therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller that as of the Closing Date:

5.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with the corporate power and authority to execute and deliver and to perform its obligations hereunder.

5.2 Due Authorization; Effect of Transaction. No provision of Buyer’s Certificate of Incorporation or Bylaws, or of any agreement, instrument or understanding, or any judgment, decree, rule or regulation to which Buyer is a party or by which it is bound, has been or will be violated by the execution by Buyer of this Agreement or the performance or satisfaction of any agreement or condition herein upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance and satisfaction have been duly obtained. This Agreement will be, upon execution and delivery, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

5.3 No Government Authorizations or Approvals Required. No authorization or approval of, or filing with, any governmental body (other than routine report filings) is required in connection with Buyer’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.4 Broker’s Fees. Buyer has not paid, nor has Buyer become obligated to pay, any fee or commission to any broker, realtor, finder or intermediary for or on account of the transactions contemplated herein.

ARTICLE VI

COVENANTS AND AGREEMENTS OF THE PARTIES

6.1 Retention of Employees.

(a) Buyer shall offer employment to each of the current employees listed on Schedule 4.15, such employment to commence as of the Closing Date and otherwise be on such terms as Buyer and Seller mutually agree. Seller, and not Buyer, shall be liable for any severance or termination benefits payable to any of Seller’s employees or former employees of Seller in the Business on account of their employment with Seller. Buyer shall keep all of the Purchased Assets and all other operations and facilities of Seller in the City of Fredericksburg, Gillespie County, Texas for no less than three (3) years following the Closing Date. Seller, and not Buyer, shall be solely responsible for any and all obligations, claims, charges, expenses, attorney’s fees, and other payments incurred or arising in connection with any of Seller’s employees (including employees who are employed by Buyer after Closing for all periods ending on or prior to the Closing Date) including any actions required, or arising under, the Equal Employment Opportunity Act, as amended, or any other federal and all state employment or discrimination laws, regulations, agency procedures, or any grievance or arbitration proceeding with respect to any employees or employment. In connection with the hiring of any of Seller’s employees, (a) Seller will file all Form W-2s for all employees hired by Buyer for the 2006 year and (b) Seller agrees to cooperate with Buyer in this regard by, among other things, filing a final Form 941 for all such hired employees for the calendar quarter in which the Closing occurs and transferring to Buyer all current Forms W-4 for all such hired employees.

(b) Seller agrees to take reasonable steps to retain the existing employees and independent contractors through Closing. Seller agrees that it will provide Buyer with prompt written notice at all times prior to Closing of any departure by or hiring of any employee or independent contractor of any Seller engaged or to be engaged in the Business.

6.2 Expenses. Seller, Shareholder and Buyer shall each pay their own costs and expenses (including, without limitation, the fees and expenses of their accountants, agents, representatives and counsel) incident to the negotiation, preparation and carrying out of this Agreement and necessary to its performance of and compliance with all agreements and conditions contained herein or with respect to any other aspect of the transactions contemplated by this Agreement, regardless of whether the transactions contemplated hereby are consummated, except that Buyer shall be responsible for accounting fees incurred by Seller for the preparation of a balance sheet as of July 31, 2006 and a profit and loss statement for the period January 1, 2006 through July 31, 2006.

6.3 Taxes. Seller and Shareholder shall pay any income, sales, use or other taxes imposed by a governmental authority on or in connection with the sale and transfer of the Business and the Purchased Assets from Seller to Buyer.

6.4 Confidentiality. Following the Closing, Seller and Shareholder shall maintain in strictest confidence and not use or disclose, except as authorized by Buyer, any non-public information regarding the Business or the Purchased Assets, including without limitation, information of a competitively sensitive or proprietary nature regarding the Purchased Assets or the Business, including but not limited to customer and prospect lists, employee information, pricing information, sales practices, business practices, financial information, Intellectual Property and other trade secrets (collectively, “Confidential Information”). Seller and Shareholder acknowledge the Confidential Information is and will be of incalculable value to Buyer, will be the exclusive property of Buyer, and has been developed at considerable expense, and that Buyer would suffer substantial damage if any of the Confidential Information is improperly disclosed or used.

6.5 Further Assurances. If at any time after the Closing any further action is required to consummate the transactions contemplated by this Agreement and the Transaction Documents, Seller, Shareholder and Buyer shall take or cause to be taken all such necessary action and execute, deliver and file, or cause to be executed, delivered and filed, all necessary documentation.

6.6 Access to Information. In order to permit Buyer to prepare tax returns for periods ending on and after the Closing Date and for a period of six (6) years after the Closing, Shareholder shall: (i) retain the books and records of Seller relating to taxes for periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Buyer reasonable access (including the right to make photocopies), during normal business hours, to such books and records.

6.7 Encumbrances. On or before the Closing Date, Seller shall cause the Purchased Assets to have been released from all Encumbrances.

6.8 Change of Name. Seller agrees that as of Closing, it shall immediately cease all use of “Real Time” or “Real Time Systems” or variations or abbreviations thereof as a business or trade name, and shall file any necessary assignment or terminations of such name with the appropriate authorities.

6.9 Operation of the Business Prior to the Closing. From and until the Closing, Seller will (i) operate the Business only in the ordinary course consistent with past practice and preserve intact its business operations; (ii) preserve intact its organization, existence and good standing as a corporation incorporated in the State of Texas, (iii) continue all existing insurance policies (or comparable insurance) of or relating to the Business in full force and effect; (iv) preserve its relationship with suppliers, customers, licensors and licensees and others having material business dealings with Seller such that the Business will not be materially impaired; (v) not sell, assign, voluntarily encumber, grant a security interest in or license with respect to, or dispose of, any of its assets or properties, tangible or intangible or incur any material liabilities (including, without limitation, liabilities with respect to capital leases or guaranties thereof), except for sales and dispositions made or liabilities incurred in the ordinary course of business; (vi) not auction or sell assets below cost; (vii) not borrow money (including under any credit lines), guaranty debt or otherwise incur indebtedness or make any capital expenditures with respect to the Business or the Purchased Assets; (viii) not increase or amend the compensation or benefits paid to Shareholder or any employee or independent contractor of Seller employed in the operation of the Business; (viii) make any payments on any obligation except in the ordinary course of business; or (ix) make any non-cash distributions to Shareholder or otherwise.

6.10 Pre-Closing Investigation and Updating of Schedules.

(a) At all times from the date of this Agreement to the Closing Date (the “Pre-Closing Period”), the Seller shall provide the Buyer and its representatives all access (and copies of) reasonably required by the Buyer to the Seller’s personnel, assets, and existing books, records, tax returns, work papers and other documents and information relating to the Seller. Without limiting the foregoing, Seller acknowledges and agrees that Buyer shall be permitted to conduct a review of the Seller’s Business, assets, books, financial and other records, and other documents and information, immediately prior to Closing, and Seller shall provide Buyer with full cooperation for such pre-Closing review. All such access and information shall be subject to the confidentiality provisions of the letter of intent between the Shareholder and the Buyer dated July 25, 2006.

(b) During the Pre-Closing Period, the Seller and Shareholder shall promptly notify the Buyer in writing of:

(i) the discovery by the Seller or Shareholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by the Seller or Shareholder in this Agreement;

(ii) the discovery by the Seller or Shareholder of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by the Seller or Shareholder in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any material breach of any covenant or obligation of the Seller or Shareholder; and

(iv) any event, condition, fact or circumstance that is likely to make the satisfaction of any condition set forth in Article VII impossible or unlikely prior to July 10, 2007.

(c) If any event, condition, fact or circumstance that is required to be disclosed pursuant to subsection (b) above requires any change to the Seller’s Schedules, or if any such event, condition, fact or circumstance would require such a change assuming the Schedule was dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to Buyer an update to the Schedule specifying such change. No such update or other modification to the Schedules shall be deemed to supplement or amend the Seller’s Schedules for the purpose of determining whether any of the conditions of Article VII has been satisfied.

6.11 Publicity. Seller shall not issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement without the prior written consent of Buyer, except as may be required by law. After the Closing, any public statements and press releases shall be made by Buyer in its sole discretion.

6.12 No Solicitation. During the Pre-Closing Period, neither the Seller nor Shareholder shall directly or indirectly: (i) solicit, initiate, encourage, discuss, negotiate, induce or facilitate the communication, making, or announcement of any proposal to acquire the Seller, the Business or its assets (whether as a stock or asset transaction) or take any action that would reasonably be expected to lead to such a proposal; (ii) furnish any information regarding the Seller to any person in connection with or in response to such proposal; or (iii) execute or enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any acquisition proposal.

6.13 Seller’s Accounts Receivable. Buyer is not purchasing the Excluded A/R. After the Closing Date, Buyer shall promptly forward to Seller any payments received that are on account of the Excluded A/R. Seller may engage in its customary billing and collection efforts provided that Seller will not send any outstanding Excluded A/R to collection without Buyer’s consent.

6.14 Survival of Covenants. Except as otherwise set forth herein, the covenants of the parties set forth in this Article VI shall survive the Closing for as long as they are applicable.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Seller and Shareholder. The obligations of Seller and Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

(a) Buyer shall deliver (or cause to be delivered) to Seller and Shareholder the following:

(i) the Cash Payment to be paid to Seller at Closing pursuant to Section 2.2(a)(i);

(ii) a certificate of good standing for Buyer from the Secretary of the State of Connecticut, issued within fifteen (15) days prior to the Closing, together with a copy of Buyer’s Certificate of Incorporation, Bylaws and the resolutions of the board of directors of Buyer, approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, which organizational documents and resolutions shall be certified by the Secretary of the Buyer as true and correct and still in full force and effect as of the Closing;

(iii) the Transaction Documents, duly executed by Buyer to the extent a party thereto; and

(iv) such other documents, instruments or certificates as Seller or its counsel, including without limitation, the certificate described in (b) below shall reasonably request in order to consummate the transactions contemplated herein.

(b) All representations and warranties of Buyer contained herein shall be true and correct at the date hereof and at all times up to and as of the Closing Date and Buyer shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms hereof and delivered a certificate to Seller so certifying.

(c) No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Seller or Shareholder.

7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Seller and Shareholder shall deliver (or cause to be delivered) to Buyer the following (the “Seller Closing Documents”):

(i) duly executed instruments of transfer (including, specifically, bills of sale for personal property, the Assignment, the Lease Assignment, motor vehicle bills of sale and registrations, bank account transfers, assignments of customer orders, assignments of Intellectual Property) selling, assigning, transferring and conveying to Buyer all of the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances;

(ii) a certificate of good standing for Seller from the Secretary of the State of Texas and each jurisdiction listed on Schedule 4.2 issued within fifteen (15) days prior to the Closing Date, together with a copy of Seller’s organization documents and resolutions of its board of directors and shareholders approving the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder, which organizational documents and resolutions shall be certificated by the Secretary of Seller as true and correct and in full force and effect as of the Closing.

(iii) UCC-1 lien, judgment and tax searches dated within five (5) business days of Closing showing no Encumbrances on the Business or the Purchased Assets;

(iv) all other Transaction Documents, duly executed by Seller or Shareholder, as applicable;

(v) the opinion of Seller’s and Shareholder’s counsel, dated the Closing Date substantially in the form of Exhibit F;

(vi) a Certificate from Seller that it is not a “United States Real Property Holding Company” as such term is defined in Section 897(c)(2) of the Code;

(vi) all Consents specified on Schedule 4.4;

(vii) all of the books, data, documents, instruments and other records relating to the Business unless an Excluded Asset; and

(viii) such other documents, instruments or certificates as Buyer or its counsel including without limitation, the certificate described in (b) below, shall reasonably request in order to consummate the transactions contemplated herein.

(b) All representations and warranties of Seller and Shareholder contained herein shall be true and correct as of the Effective Date and at all times up to and as of the Closing Date and Seller and Shareholder shall have performed all agreements and covenants and satisfied all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms hereof and shall have delivered a Certificate to Buyer so certifying.

(c) No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Buyer.

(d) Buyer shall have completed an investigation of the business, contracts, legal documents, assets and financial books and records of the Business, and Buyer shall be satisfied, in its sole and absolute discretion, with the results thereof.

(e) Buyer shall have entered into employment arrangements with personnel of Seller, on terms to the reasonable satisfaction of Buyer.

(f) No Material Adverse Effect in the Business or the Purchased Assets shall have occurred prior to Closing. “Material Adverse Effect” means any circumstance that, individually or in the aggregate, would, or could be reasonably expected to, have a material adverse effect on the assets, liabilities, operations, financial results, condition or prospects (financial or otherwise) of the Business or Purchased Assets.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles IV and V shall survive the Closing as follows:

(a) claims, including without limitation, claims asserted by third parties, if any, which (i) involve the representations set forth in Section 4.14 or otherwise involve environmental matters, or (ii) assert tax liability of Seller or which involve the representations set forth in Sections 4.16 or 4.24, shall survive for the full period of the longest applicable statute of limitations, and until finally resolved and satisfied in full;

(b) claims, including without limitation, claims asserted by third parties, if any, which involve the representations set forth in Section 4.7 or otherwise involve the accuracy of the Financial Statements shall survive for a period of thirty (30) months after Closing;

(c) claims, including without limitation, claims asserted by third parties, if any, which (i) relate to title of the Purchased Assets or to any alleged ownership of or interest in the Purchased Assets, (ii) involve the representations set forth in Section 4.1, 4.5 or 4.10, or (iii) are based on fraud, shall survive indefinitely and until finally resolved and satisfied in full; and

(d) all other claims, including without limitation, claims asserted by third parties, if any, for breach of a representation or warranty under this Agreement shall survive for a period of two (2) years after the Closing.

All claims and actions for indemnity for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such representation or warranty, provided, however, such asserted claims and actions shall continue to be subject to indemnification notwithstanding the expiration of such representation or warranty. Each of the warranties and representations contained herein is independent of every other, and no warranty or representation shall in any way limit, restrict, modify, or be deemed or construed in any way to limit, restrict or modify any other warranty or representation. Without limiting the foregoing, each and all of the foregoing warranties and representations shall survive the consummation and closing of this transaction and such investigation as Buyer may make. The consummation or Closing of this transaction in the face of any known breach of any warranty or representation contained herein shall not be, or be deemed or construed to be, a waiver of such breach, departure, or variation, unless such breach, departure or variation is specifically identified and waived in writing by the party to which the warranty or representation was made.

8.2 Indemnification by Seller and Shareholder.

(a) Seller and Shareholder hereby jointly and severally covenant and agree to indemnify, defend and hold harmless Buyer, its successors and assigns, from and against any and all losses, claims, liabilities, proceedings, demands, actions, assessments, judgments, damages, costs or expenses including, but not limited to, any and all consultants’, experts’ or attorneys’ fees, costs, and other expenses (“Losses”) up to an amount equal to the Purchase Price arising out of or resulting from:

(i) any breach by Seller or Shareholder of their representations or warranties hereunder;

(ii) the nonperformance or breach of any agreement, covenant or obligation to be performed on the part of Seller or Shareholder under this Agreement;

(iii) any costs associated with any investigation or remediation required by an appropriate governmental authority under any environmental, health or safety law or regulation from activities of Seller prior to Closing;

(iv) any and all liability of Seller or Shareholder for Taxes, including interest or penalties associated therewith;

(v) any third party claim or demand against Seller regarding the conduct of the Business prior to the Closing or any other liability relating to Seller, the Business or the Purchased Assets arising prior to the Closing Date, other than the Assumed Obligations;

(vi) the activities of Seller occurring within five (5) years after the Closing, or if later, the date of Seller’s dissolution and liquidation is completed;

(vii) any Accounts Receivable of Seller existing as of the Closing Date that are or become more than 90 days past due from the invoice date and not reserved for as shown on Schedule 4.9;

(vii) any costs, claims or liabilities asserted against Buyer that result in the Tangible Net Worth set forth on the Final Closing Balance Sheet being overstated by more than Ten Thousand Dollars ($10,000); or

(ix) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing.

8.3 Certain Limitations.

(a) If Buyer incurs any Losses as a result of a claim for which Buyer is indemnified pursuant to Section 8.2, Buyer may, at its discretion but without obligation to do so and without otherwise limiting its rights or remedies hereunder regarding indemnification, elect to reduce the Earnout Payment, and in accordance with the Earnout Payment, with such reduction to be applied to the payment(s) in order (next to last) due.

(b) During the continuance of any proceedings under Sections 8.5 or 8.6, payments (up to the estimated amount of any claim) due or to become due under the Earnout Payment shall be withheld and placed in an escrow account until a final resolution of such claim, and following resolution, resumption of payment under the Earnout Payment shall be made in accordance with the Earnout Payment, subject to any discretionary election by Buyer to reduce such payments by the indemnified amount as permitted in this paragraph.

8.4 Indemnification by Buyer. Buyer hereby covenants and agrees to indemnify, defend and hold harmless Seller and Shareholder, their respective successors, heirs and assigns, from and against any and all Losses up to an amount equal to the Purchase Price arising out of, or resulting from:

(i) any breach by Buyer of its representations or warranties hereunder;

(ii) the nonperformance or breach of any of Buyer’s agreements, covenants or obligations under this Agreement or the other agreements contemplated herein;

(iii) the Assumed Obligations; and

(iv) any actions, suits, proceedings, claims and demands incident to any of the foregoing.

8.5 Indemnification Procedures.

(a) In the event that any party entitled to indemnification pursuant to this Article VIII (an “Indemnified Party”) desires to make a claim against any other party hereto (the “Indemnifying Party”) in connection with any Loss for which it may seek indemnification hereunder (an “Asserted Liability”), the Indemnified Party shall give notice (a “Claims Notice”) to the Indemnifying Party of the Asserted Liability and of its claims of indemnification with respect thereto. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount of the Losses that have been or may be suffered by an Indemnified Party in connection with such Asserted Liability.

(b) If the facts giving rise to the Asserted Liability shall involve any actual or threatened claim or demand by any third party against any Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall be entitled, but shall not be required, to participate (at its own expense) in the defense thereof, or the Indemnifying Party may elect to take charge of and control the defense of such Third Party Claim, provided that the Indemnifying Party shall pursue the defense of such claim in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued and using counsel reasonably acceptable to the Indemnified Party. The Indemnifying Party must notify the Indemnified Party of such an election promptly after receipt of a Claims Notice. If the Indemnifying Party elects to assume the defense of any Third Party Claim in accordance with the immediately preceding sentence, then the Indemnified Party shall be entitled to participate (at its own expense) in said defense; if the Indemnifying Party does not so elect to assume the defense, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable fees, costs and expenses incurred by the Indemnified Party in connection with a Third Party Claim indemnifiable under Section 8.2 or 8.4, as the case may be.

(c) Each party shall cooperate and shall cause its officers and employees to cooperate in the defense or prosecution of any claim for which indemnification is sought hereunder and furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith.

(d) No Indemnifying Party will be subject to any liability for any settlement made without its written consent (but such consent shall not be unreasonably withheld or delayed). If an Indemnified Party refuses to consent to a bona fide offer of settlement which provides solely for a monetary payment which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

(e) Payment of any final determined amount of liability shall be made by the Indemnifying Party to the Indemnified Party within five (5) business days of the date of notice from the Indemnified Party to the Indemnifying Party that such amount is due.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Notices. All notices, requests and other communications which any party may give pursuant to this Agreement shall be in writing and shall be hand-delivered, with an acknowledgment of receipt, or sent by confirmed telecopy, or by national overnight courier, addressed as specified herein. Any such notice, request or other communication shall be effective upon receipt (or refusal to receive). All notices shall be addressed as follows:

If to Seller or Shareholder:

Embedded Microsystems, Inc.

108 East Austin Street

Fredericksburg, Texas 78624

Attention: Allen Nance

with a copy to:

Stumpf Craddock Massey & Farrimond, P.C.

112 E. Pecan Street, Suite 700

San Antonio, Texas 78205

Attn: Scott A. Farrimond, Esq.

Fax No.: (210) 231-0004

If to Buyer:

Real Time Systems, Inc.

c/o Bolt Technology Corporation

Four Duke Place

Norwalk, Connecticut 06854

Attention: Raymond Soto

Fax No.: (203) 854-9601

with copy to:

Levett Rockwood P.C.

33 Riverside Avenue

Westport, Connecticut 06880

Attention: Barbara A. Young, Esq.

Fax No.: (203) 226-8025

provided, however, that if either party shall have designated (in the manner provided above) a different address by notice to the other, then to the last address so designated.

9.2 Assignment. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the parties hereto; provided, however, that no party shall assign any rights hereunder without the express written consent of the other party to this Agreement first having been obtained and any transfer or assignment made in violation hereof shall be void.

9.3 Waiver and Amendment. The party, which is entitled to the benefit thereof, may waive any term or provision of this Agreement at any time and this Agreement may be amended or supplemented at any time only by a written instrument executed by the party to be charged.

9.4 Entire Agreement. This Agreement, the exhibits and schedules referred to herein constitute the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all other prior arrangements or understandings, whether written or oral, with respect thereto, including without limitation, the letter of intent between Shareholder and Buyer dated July 25, 2006, except solely for the confidentiality obligations set forth in such letter of intent which shall remain in full force and effect.

9.5 Remedies. Seller and Shareholder acknowledge that the Business and the Purchased Assets are unique properties and that, in addition to all other remedies contained herein, whether at law or in equity, Buyer shall be entitled to the remedy of specific performance, plus its court costs and attorney’s fees, in the event of any breach by Seller or Shareholder of its obligations to consummate the transactions contemplated herein. Neither the indemnities provided herein nor any other terms of this Agreement shall be deemed a waiver of, or constitute a limitation upon, any rights or remedies that the parties may have at law or equity upon a breach of this Agreement or any other document executed in connection with the transactions contemplated hereunder.

9.6 Interpretation and Construction. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement; but every other provision of this Agreement shall remain in full force and effect. The language of all parts of this Agreement is the language of both parties hereto and shall in all cases be construed according to its fair meaning and not for or against either party.

9.7 Third Parties; Amendment and Termination. Except as specifically set forth or referenced to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto, and their respective successors and assigns, any rights or remedies under or by reason of this Agreement. This Agreement may not be amended or terminated orally but only as expressly provided herein or by an instrument in writing duly executed by the parties hereto.

9.8 Counterparts. For the convenience of the parties, one or more parties may execute any number of counterparts of this Agreement hereto and all such executed counterparts together shall be deemed to be an original instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement and signature pages for all purposes.

9.9 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut, except that the law of any other relevant state shall be applied if doing so is necessary to validate any provisions of this Agreement. The parties hereto agree that the Federal and State Courts of Connecticut shall be the sole forum for the resolution of any disputes related to this Agreement or the performance by either party of its obligations hereto. The parties consent to such exclusive jurisdiction and agree to waive and not assert any objections to such jurisdiction, including those related to forum non conveniens. The parties hereby agree to accept service of process by certified mail.

9.10 Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect provided that the severing of such provision, or portion thereof will not materially change the substance of this Agreement.

9.11 Definition of “Knowledge”. For purposes of this Agreement, “knowledge” as it relates to Seller means the actual knowledge of Shareholder and any knowledge that a reasonably prudent person in any similar situation should have known, in each case after diligent inquiry, including review of various representations and warranties contained in this Agreement and in the Transaction Documents with appropriate employees of the Business and/or professional consultants.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

REAL TIME SYSTEMS INC.

By:	/s/ Raymond M. Soto
Name:	Raymond Soto
Title:	Chairman

EMBEDDED MICROSYSTEMS, INC.

By:	/s/ W. Allen Nance
Name:	W. Allen Nance
Title:	President

/s/ W. Allen Nance
W. ALLEN NANCE

/s/ Molly L. Nance
MOLLY L. NANCE